Exhibit 10.2

PENNYMAC MORTGAGE INVESTMENT TRUST

2019 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT

AWARD AGREEMENT

THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (the “Agreement”), effective as of February 17, 2021 (the “Grant Date”), is made by and between PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Trust”), and _______________ (the “Grantee”).

WHEREAS, the Trust has adopted the PennyMac Mortgage Investment Trust 2019 Equity Incentive Plan (the “Plan”), pursuant to which the Trust may grant awards representing the right to receive Shares or cash after the lapse of such forfeiture restrictions as may be determined by the Board (such rights hereinafter referred to as “Restricted Share Units”);

WHEREAS, the Grantee is providing bona fide services to the Trust on the date of this Agreement;

WHEREAS, the Trust desires to grant to the Grantee the number of Restricted Share Units provided for herein;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.Grant of Restricted Share Unit Award

(a)Grant of Restricted Share Units.  The Trust hereby grants to the Grantee _________ Restricted Share Units on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.  The Trust shall establish a book account in the Grantee’s name with respect to the Award granted hereby.

(b)Incorporation of Plan.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.  The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decisions shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2.Terms and Conditions of Award

The grant of Restricted Share Units provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a)Restrictions.  The Restricted Share Units and any Distribtion Equivalents related thereto as provided in Section 2(d) may not be sold, assigned, transferred, pledged,

hypothecated or otherwise disposed of, except by will or the laws of descent and distribution prior to the lapse of restrictions set forth in this Agreement applicable thereto, as set forth in Section 2(b).  The Board may in its discretion, cancel all or any portion of any outstanding restrictions prior to the expiration of the periods provided under Section 2(b).  The period from the date of grant of a Restricted Share Unit to the date it becomes vested and payable shall be referred to herein as the “Restricted Period.”

(b)Lapse of Restrictions.  Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(a) shall lapse with respect to thirty-three and one-third percent (33-1/3%) of the Restricted Share Units granted hereunder on each of the first three anniversaries of the Grant Date, so long as the Grantee is providing services to the Trust as of the relevant date.

(c)Form of Payment.  Unless otherwise determined by the Board at the time of payment, each Restricted Share Unit granted hereunder shall represent the right to receive one Share upon the date on which the restrictions applicable to such Restricted Share Unit lapse.

(d)Distribution Equivalents.  The Grantee shall be entitled to a Distribution Equivalent as of each date (a “Distribution Date”) on which cash distributions and/or special distributions are paid with respect to Shares, provided that the record date with respect to such distribution occurs within the Restricted Period.  The Distribution Equivalents shall be paid on the Distribution Date as to the Grantee as though such Restricted Share Units were outstanding Shares and shall equal the product of (x) the number of Restricted Share Units held on the record date for such distribution and (y) the per Share distribution payable on such Distribution Date.

(e)Issuance of Certificate.  In the event that Shares are to be issued upon any lapse of restrictions relating to the Restricted Share Units, the Trust shall issue to the Grantee or the Grantee’s personal representative a share certificate representing such Shares.

(f)Termination of Service.  In the event that the Grantee’s service with the Trust and its Affiliates is terminated prior to the lapsing of restrictions with respect to any portion of the Restricted Share Unit Award granted hereunder, such portion of the Award held by the Grantee shall become free of such restrictions or be forfeited as follows:

(i)If such termination of service is (1) because of the Grantee’s Retirement (as defined below) and Grantee’s employment with the Trust and/or its Affiliates may not be terminated for cause, and (2) provided Grantee has executed and continues to comply with the terms of an agreement not to provide services as an employee, director, consultant, agent, or otherwise, to any of the Trust’s or Affiliates’ direct competitors for a period of two (2) years from the date of Retirement (the “Retirement Date”), then the Grantee’s Restricted Share Unit Award shall continue to vest and be settled after the Retirement Date in accordance with the original terms of such Restricted Share Units.  Notwithstanding the foregoing, (i) if the Retirement Date occurs during the nine-month period immediately following the Grant Date, then all of the Restricted Share Units shall be forfeited; and (ii) if the Retirement Date occurs during the three-month period prior to the first anniversary of the Grant Date, then one-third of the Restricted Share Units shall vest on the first anniversary of the Grant Date (pro-rated based on (A) the number of full months of the Grantee’s employment from the Grant Date through the Retirement Date divided by (B) twelve (12)) and the remaining Restricted Share Units shall be forfeited. “Retirement” shall mean voluntary termination of employment after the age of sixty (60) with at least ten (10) years of combined service to the Trust and/or its Affiliates; provided, however, that if the Grantee elects to terminate employment in connection with a Retirement, the Grantee must provide the Trust with a minimum of (x) six (6) months prior written notice of such Retirement if such Grantee’s title is at the senior vice president level and above, or (y) three (3) months prior written notice of such Retirement if such Grantee’s title is at the first vice president level and below.

(ii)If such termination of service is (1) because of the Grantee’s death or Permanent disability or (2) due to a termination of the Grantee’s services by the Trust or one of its Affiliates (other than for Cause), any Restricted Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service become fully vested and free of such transfer restrictions; and

(iii)If such termination of service is for any reason (including without limitation a voluntary termination of service by the Grantee) other than as provided in clauses (i) and (ii) above, any Restricted Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service be immediately forfeited.

Restricted Share Units forfeited pursuant to this Agreement shall be transferred to, and reacquired by, the Trust without payment of any consideration by the Trust, and neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Restricted Share Units.

(g)Change in Control.  Notwithstanding Section 8(b) of the Plan, the Restricted Share Unit Award granted hereunder shall not become free of restrictions solely upon the occurrence of a Change in Control; however, if the Grantee’s service is terminated by the Trust and its Affiliates for any reason (other than for Cause) as a result of or in connection with such Change in Control, then any Restricted Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such termination of service become fully vested and free of such transfer restrictions.  In addition, if the Shares cease to be readily tradable on an established securities market or exchange as a result of or in connection with such Change in Control, then any Restricted Share Units granted hereunder which have not become free of transfer restrictions shall as of the date of such Change in Control become fully vested and free of such transfer restrictions.

(h)	Income Taxes.

(i)At the time Grantee becomes entitled to receive a distribution of Shares upon vesting of Restricted Share Units, Grantee authorizes the Trust, at Trust’s sole discretion, to withhold from fully vested Shares otherwise issuable to Grantee pursuant to such Restricted Share Units a number of Shares having a Fair Market Value, as determined by the Trust as of the first business day immediately preceding the vesting date, equal to the statutory minimum withholding tax obligation in respect of the Shares otherwise issuable to Grantee (the “Share Withholding Method”).

(ii)Should Grantee become entitled to receive a distribution of Shares upon vesting of Restricted Share Units at a time when the Share Withholding Method is not being utilized by the Trust, Grantee authorizes the delivery of the Shares to the Trust’s designated broker with instructions to (i) sell Shares sufficient to satisfy the applicable withholding taxes which arise in connection with such distribution, and (ii) remit the proceeds of such sale to the Trust (“Sale to Cover”). In the event the sale proceeds are insufficient to fully satisfy the applicable withholding taxes, Grantee authorizes withholding from payroll and any other amounts payable to Grantee, in the same calendar year, and otherwise agrees to make adequate provision through the submission of cash, a check or its equivalent for any sums required to satisfy the applicable withholding taxes.

Grantee is not aware of any material nonpublic information with respect to the Trust or any securities of the Trust, is not subject to any legal, regulatory or contractual restriction that would prevent the designated broker from conducting sales as provided herein, does not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected pursuant to this Section 2(h)(ii), and is entering into this Section 2(h)(ii) of the Agreement in good faith and not as part of a plan or scheme to evade compliance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (regarding trading of the Trust’s securities on the basis of material nonpublic information). It is the intent of the parties that the Sale to Cover transactions pursuant to this Section 2(h)(ii) comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the Agreement will be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act.

(iii)Unless the withholding tax obligations of the Trust and/or any Affiliate thereof are satisfied, the Trust shall have no obligation to deliver any Shares on the Grantee’s behalf upon vesting of Restricted Share Units.

Section 3.Miscellaneous

(a)Notices.  Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed in the case of the Trust to the Secretary of the Trust at the principal office of the Trust and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Trust or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee.

(b)No Right to Continued Service.  Nothing in the Plan or in this Agreement shall confer upon the Grantee any right to continue in the service of the Trust or any subsidiary or Affiliate of the Trust or shall interfere with or restrict in any way the right of the Trust, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause.

(c)Bound by Plan.  By signing this Agreement, the Grantee acknowledges receipt of a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d)Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Trust, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)Invalid Provision.  The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(f)Modifications.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(g)Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(h)Governing Law.  This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Maryland without giving effect to the conflict of laws principles thereof.

(i)Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

(j)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Grantee and the Company have entered into this Award Agreement as of the Grant Date.

PENNYMAC MORTGAGE INVESTMENT TRUST